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                                                                      Exhibit 4

                                  VOTING AGREEMENT

                                                               October 21, 1998

Essex International Inc.
1601 Wall Street
Fort Wayne, Indiana 46802

Dear Sirs:

     The undersigned, The Alpine Group, Inc., is the beneficial owner of 8,092,560 shares (the "SHARES") of common stock, par value $.01 per share, of Superior TeleCom Inc. (the "COMPANY"). All terms used but not defined herein shall have the meanings assigned to such terms in that certain Agreement and Plan of Merger (the "MERGER AGREEMENT"), dated of even date hereof by and among Essex International Inc., SUT Acquisition Corp. ("MERGER SUB") and the Company.

     The undersigned agrees that it will, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of such stockholders, vote (or cause to be voted) the Shares then held of record by the undersigned or which the undersigned has the right to vote (A) in favor of (1) an amendment to the Certificate of Incorporation of the Company to authorize additional shares of Preferred Stock, par value $.01 per share, of the Company;
(2) the issuance of Series A Convertible Preferred Stock, par value $.01 per share, of the Company, in the case of clauses (1) and (2) hereof in accordance with the terms of the Merger Agreement, Delaware Law and the Certificate of Incorporation and By-Laws of the Company; and (3) any other matters submitted to the stockholders of the Company to authorize or facilitate the transactions contemplated by the Merger Agreement; and (B) against any matters submitted to stockholders of the Company inconsistent with the transactions contemplated by the Merger Agreement.

     The undersigned hereby permits the Company and Merger Sub to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the S-4 Registration Statement (including the Prospectus/Proxy Statement constituting a part thereof and all documents and schedules filed with the SEC) its identity and ownership of the Shares and the nature of its commitments, arrangements and understandings under this letter agreement.

     The undersigned agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and to make effective the agreements contemplated by this letter agreement.

     This letter agreement and the covenants hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall


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pass, whether by operation of law or otherwise.  This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

                                   Sincerely,

                                   THE ALPINE GROUP, INC.


                                   By: /s/ Bragi F. Schut
                                      --------------------------------
                                   Name:  Bragi F. Schut
                                   Title: Executive Vice President



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